Exhibit 99.2

CONSENT OF MOELIS & COMPANY LLC

June 30, 2025

Board of Directors

Viper Energy, Inc.

500 West Texas Ave., Suite 1200

Midland, Texas 79701

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 2, 2025, to the Board of Directors of Viper Energy Inc. (“Viper”) as Annex I to, and to the references thereto under the headings “Summary—Opinion of Viper’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—Viper Board’s Recommendation; Reasons for the Mergers” and “The Mergers—Opinion of Viper’s Financial Advisor” in, the information statement/proxy statement/prospectus relating to the proposed transaction involving Viper and Sitio Royalties Corp., which joint information statement/proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Viper (the “Registration Statement”). The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC